EXHIBIT 99.1


Press Release

Logica Holdings Announces Licensing Agreement With Dolphin Entertainment

Tuesday June 3, 7:30 am ET

Partnership Will Further Enhance Distribution for Logica's Websites and Will Enable Dolphin to Create Sites for Its Core Brands Using Logica's
State-of-the-Art Biometric Technology Platform

TORONTO, June 3, 2008 (PRIME NEWSWIRE) -- Logica Holdings, Inc. (OTC BB:LGHL.OB
- News), a company that develops unique social networking websites using state-of-the-art biometric identity authentication technology, announced today that it has signed a partnership and licensing agreement with Dolphin Entertainment, a Miami-based, Emmy-award(tm) nominated production and distribution company of hit television programs for children, most notably Nickelodeon's top-rated series Zoey 101 and hit show Ned's Declassified School Survival Guide, among many others.

In addition to these popular TV shows, Dolphin's current projects also include Nickelodeon's first-ever made-for-television movies: Shredderman Rules!, The Last Day of Summer and the Roxy Hunter mystery movie franchise. Dolphin Entertainment is also developing its first feature film, based on the real life story of Bethany Hamilton, a teen-age shark attack survivor and professional surfer, titled Soul Surfer: the Bethany Hamilton Story.

Under the terms of the three-year agreement, effective May 28, 2008, Logica Holdings Inc. and Dolphin Entertainment will work together to create and manage several social networking websites, comprised of multiple subscription-based sites which will be themed around Dolphin's own brand properties. The websites, under the Dolphin umbrella of Companies will utilize Logica's proprietary biometric technology platform, allowing for the creation of the world's safest and most secure social networking websites on the internet today.

Dolphin Entertainment will also take over the management and promotion of Logica's children and young adult websites, including Annesdiary.com, Annesteens.com and a website currently under development for boys ages 7 to 15. In addition, both companies will share online user subscription revenues.

"We are delighted to partner with such an established and well-known entertainment company," said Pino Baldassarre, Chief Executive Officer of Logica Holdings, Inc. "We are especially pleased that Annesdiary.com will be made available to more users around the world, thanks to Dolphin's popular line of children's and young adult programming and we look forward to assisting Dolphin with developing social networking sites for their demographic using our state-of-the-art biometric identity authentication technology platform."

"Our partnership with Logica comes at a very exciting time in our company history," said Bill O'Dowd, President and Chief Executive Officer of Dolphin Entertainment. "I believe our core audience should have the ability to use the Internet without becoming targets of online predators. Utilizing Logica's groundbreaking security technology platform, we are confident that we can offer our young audience an online tool where they can communicate, be entertained, and express their creativity in a protected and safe environment."


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At the heart of Logica's high-tech security platform are the solutions of its technology partners: Novell Corporation, Rackspace, Fujitsu, 123ID and all integrated through an exclusive world wide licence with Weblock International. Working with all the technology partners Logica is able to offer a proprietary platform of identity management and database solution.

Logica also possesses the technology to create secure virtual worlds where the identities of all members are verified and authenticated. All this while employing a unique, secure fingerprint technology combined with secured storage and management of information. All handled by hacker-safe certified Rackspace hosting technology -- one of the world's largest and most secure managed hosting facilities currently in use by such leading brands as Microsoft, Dell and Motorola.

ABOUT DOLPHIN ENTERTAINMENT (http://www.dolphinentertainment.com)

Dolphin Entertainment, founded by Bill O'Dowd in 1996, is one of the world's leading entertainment companies, specializing in children's and young adult programming. In addition to the Roxy Hunter mystery movie franchise, Dolphin's other 2007 Executive Producer credits include Emmy-nominated(tm) and top U.S. rated Nickelodeon series Zoey 101, and the hit series Ned's Declassified School Survival Guide, as well as Nickelodeon's first-ever TV movies Shredderman Rules! and The Last Day of Summer. Complementing its financing, production, and distribution divisions, Dolphin has successfully launched an international merchandising and licensing group with Zoey 101 campaigns in Canada, Australia, and now Western Europe, with plans to expand into more than two dozen countries.

ABOUT LOGICA HOLDINGS, INC. (http://www.logicaholdings.com)

Logica Holdings, Inc. is a company whose primary focus is in the digital media, e-commerce and information technology sectors. The current configuration of held companies reflects a common theme: the growing global market for social networking and downloadable entertainment content. This is the essential idea behind the entities that are currently part of Logica Holdings, which include Plays On the Net, a comprehensive and global online guide to theater, Anne's World, licensee of Annesdiary.com, the world's first secure social networking site for girls ages 5-14, and Curtain Rising, a user- friendly search engine which will enable theater-goers to locate productions, venues and information with ease.

SAFE HARBOR STATEMENT

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for Annesdiary.com's markets and the demand for its products. Forward-looking statements are not guarantees of future performance and are inherently subject to uncertainties and other factors which could cause actual results to differ materially from the forward-looking statement. Such statements are based upon, among other things, assumptions made by, and information currently available to, management, including management's own knowledge and assessment of the Company's industry and competition. The Company refers interested persons to its most recent Annual Report on Form 10-KSB and its other SEC filings for a description of additional uncertainties and factors, which may affect forward- looking statements. The Company assumes no duty to update its forward-looking statements.

Contact:
          Logica Holdings, Inc.
          Pino G. Baldassarre, Chief Executive Officer
          416-929-5798
          The Wall Street Group, Inc.
          Ron Stabiner
          212-888-4848